Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Catcher Holdings, Inc. and Subsidiary

We consent to the incorporation of our Independent Registered Public Accounting Firm’s Report dated March 17, 2006 covering the consolidated financial statements of Catcher Holdings, Inc. and Subsidiary for the year ended December 31, 2005 and for the period from inception on March 31, 2004 to December 31, 2005 to be included in this registration statement on Form SB-2 to be filed with the Commission on or about April 27, 2006.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

April 26, 2006